Prospectus Supplement Filed pursuant to Rule 424(b)(3)

Registration No. 333-135018

PROSPECTUS SUPPLEMENT NO. 10

DATED NOVEMBER 15, 2006

(To Prospectus Dated June 22, 2006)

ACCENTIA BIOPHARMACEUTICALS, INC.

2,470,500 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated June 22, 2006, of Accentia Biopharmaceuticals, Inc. (the “Company”) as supplemented by Supplement No. 9 dated November 6, 2006, Supplement No. 8 thereto dated November 3, 2006, Supplement No. 7 thereto dated November 1, 2006, Supplement No. 6 thereto dated October 2, 2006, Supplement No. 5 thereto dated September 26, 2006, Supplement No. 4 thereto dated September 12, 2006, Supplement No. 3 thereto dated August 29, 2006, Supplement No. 2 thereto dated August 24, 2006 and Supplement No. 1 thereto dated July 19, 2006. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9 thereto. The Prospectus relates to the public sale, from time to time, of up to 2,470,500 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9.

This prospectus supplement includes the attached Form 8-K, as filed by us with the Securities and Exchange Commission on November 15, 2006.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated June 22, 2006, as previously supplemented) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2006

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 8.01 Other Events.

On November 6, 2006, Accentia Biopharmaceuticals, Inc. (the “Company”) announced that it will begin enrolling patients for its Phase 3 study of SinuNase(TM) in November and will include patients with severe chronic sinusitis refractory to sinus surgery. The Company believes that SinuNase, which has been Fast Tracked by the Food and Drug Administration (FDA), is the first product candidate to be in a Phase 3 trial for chronic sinusitis. Details of the commencement of the Phase 3 trial can be obtained by reference to press release dated November 6, 2006 attached as an Exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
General Counsel

Date: November 15, 2006

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Press Release Dated November 6, 2006 titled “Accentia Biopharmaceuticals Commences Fast-Tracked Phase 3 Clinical Trial of SinuNase for the Treatment of Chronic Sinusitis”

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Exhibit 10.1

Accentia Biopharmaceuticals Commences Fast-Tracked Phase 3 Clinical Trial of SinuNase

for the Treatment of Chronic Sinusitis

First Phase 3 Trial for Chronic Sinusits, a Disease Affecting 31 Million U.S. Patients for Which

There is no Approved Pharmaceutical Available

TAMPA, Fla.—November 6, 2006—Accentia Biopharmaceuticals (NASDAQ: ABPI) will begin enrolling patients for its Phase 3 study of SinuNase™ in November and will include patients with severe chronic sinusitis refractory to sinus surgery. The Company believes that SinuNase, which has been Fast Tracked by the Food and Drug Administration (FDA), is the first product candidate to be in a Phase 3 trial for chronic sinusitis. Despite the fact that there are 31 million affected U.S. patients, and that chronic sinusitis is by far the most common chronic respiratory disease with a market twice the size of asthma, there is currently no approved prescription pharmaceutical for chronic sinusitis.

More than 50 investigative sites have been identified. Over the last several months, the sites have screened for candidates who likely meet the inclusion criteria from their active patient files. A typical site estimates that it has about 200 chronic sinusitis patients refractory to surgery. The trial will be a 16-week, double-blinded comparison with 300 patients randomized between SinuNase (intranasal lavage of 0.01% amphotericin B) and placebo, with the primary endpoint being the resolution of the key cardinal symptoms of chronic sinusitis. Secondary endpoints include endoscopy scores and sinus mucosal thickening on CT scan.

More details about the SinuNase clinical trials will be presented by Dr. Frank E. O’Donnell Jr., Chairman and Chief Executive Officer, at the Rodman and Renshaw 8th Annual Healthcare Conference on November 6, 2006, at 12:40 pm. The presentation will be simultaneously webcast, and then archived for 90 days. To access a live audio webcast or the subsequent archived recording, log on to http://www.wsw.com/webcast/rrshq10/abpi.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development of late-stage “disruptive” clinical products. Accentia has a portfolio of currently marketed respiratory products and a pipeline of products in clinical development. The company’s lead respiratory product candidate is SinuNase™, which is under clinical development to treat chronic sinusitis (rhinosinusitis). SinuNase is a novel application and formulation of a known anti-fungal exclusively licensed from the Mayo Foundation for Medical Education and Research. The product has been Fast Tracked by the FDA and we will commence Phase III trials soon. The Company’s other lead product is BiovaxID™, a patient-specific anti-cancer vaccine for the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID, which is being developed by Accentia’s subsidiary Biovest International, Inc.,(OTCBB:BVTI) is currently in a Fast-Tracked Phase III clinical trial. Additionally, the Company has a family of respiratory specialty pharmaceutical products, including MDTurbo™, an FDA approved, commercially available product that transforms over 90% of dispensed metered-dose inhalers into a breath-activated, dose-counting inhaler. For further information, please visit www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about SinuNase™, BiovaxID™, AutovaxID™ and any other statements relating to products, product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

SOURCE: Accentia Biopharmaceuticals, Inc.

Contacts:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Sherran Brewer, 1-866-481-9020

sbrewer@accentia.net

or

The Investor Relations Group, New York

Investors:

Adam Holdsworth/Kevin Murphy

212-825-3210

aholdsworth@investorrelationsgroup.com

kmurphy@investorrelationsgroup.com

or

Media:

Lynn Granito

212-825-3210

lgranito@investorrelationsgroup.com